Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES THIRD QUARTER DIVIDEND

GREENCASTLE, PA  September 14, 2006 – The Board of Directors of Tower Bancorp, Inc. declared a third quarter cash dividend of $.26 per share at their September 13, 2006 meeting.  The $.26 per share is 8.3% higher than the 2005 third quarter dividend. The dividend will be paid on October 20, 2006 to shareholders of record as of October 2, 2006.

Tower Bancorp, Inc. will be opening its newest office in November 2006 in  Rouzerville, Pennsylvania.   “We are preparing for the opening of our Rouzerville Office in November – our second office location in the Waynesboro area”, said Jeff Shank, President and CEO of The First National Bank of Greencastle.  “We look forward to the added growth the second location will bring to our company.”

Tower Bancorp, Inc., recently completed its merger with FNB Financial Corporation and is now the parent holding company for The First National Bank of Greencastle and The First National Bank of McConnellsburg providing 15 office locations throughout Franklin, Fulton and Washington Counties.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

###